Exhibit 99.1

[KEYSTONE FINANCIAL CORPORATION LOGO]

KEYSTONE FINANCIAL CORPORATION
107 West Michigan Avenue
Kalamazoo, Michigan 49007
Telephone: (269) 553-9100

Dear Shareholder:

        On behalf of Keystone Financial Corporation’s Board of Directors we cordially invite you to attend a special meeting of shareholders of Keystone Financial Corporation to be held on:

September 13, 2005 5:00 p.m., local time Kalamazoo Country Club 1609 Whites Road Kalamazoo, Michigan 49008

for the purpose of considering and acting upon approval of an Agreement and Plan of Merger, dated as of May 11, 2005 (the “Merger Agreement”), between Firstbank Corporation (“Firstbank”) and Keystone Financial Corporation (“Keystone”) pursuant to which Keystone will merge into Firstbank and, subject to certain possible adjustments as provided in the Merger Agreement, each share of Keystone common stock will receive $19.35 in cash and one (1) share of Firstbank common stock; and such other matters as may properly come before the special meeting or any adjournments or postponements thereof.

        The terms of the Merger Agreement, as well as other important information relating to Firstbank and Keystone, are contained in the attached prospectus and proxy statement. Please give this document your careful attention. Keystone’s Board of Directors has adopted the Merger Agreement and recommends that Keystone’s shareholders vote “FOR” its approval. Only holders of Keystone common stock as of the close of business on August 1, 2005 are entitled to vote at the special meeting.

        This notice and the attached prospectus and proxy statement and the accompanying form of proxy are being mailed on or about August 5, 2005. Because of the significance of the proposed Merger to Keystone, your vote at the special meeting, either in person or by proxy, is especially important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Thank you for your prompt attention to this important matter.

Sincerely, W. Ford Kieft III Chairman, President, and Chief Executive Officer Kalamazoo, Michigan

Exhibit 99.1